Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 of Elbit Systems Ltd. for the registration of 1,408,921 ordinary shares and to the incorporation by reference therein of our reports dated March 19, 2019, with respect to the consolidated financial statements of Elbit systems Ltd. and the effectiveness of internal control over financial reporting of Elbit Systems Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2018 and the financial statements schedules of Elbit Systems Ltd. included therein, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
April 8, 2019	A Member of Ernst & Young Global